EXHIBIT 10.55

                           EARLY RETIREMENT AGREEMENT

      This Early Retirement Agreement (hereinafter "Agreement"), is made by and between PHILIP G. SAMPONARO (hereinafter "Mr. Samponaro") and the FIRST NATIONAL BANK OF LITCHFIELD, in light of the following circumstances:

      WHEREAS Mr. Samponaro is employed by the First National Bank of Litchfield as its Senior Vice President, and serves as Secretary of its parent company, First Litchfield Financial Corporation and has loyally served the First National Bank of Litchfield as an officer for more than 28 years and has served as an officer of First Litchfield Financial Corporation since its inception;

      WHEREAS the First National Bank of Litchfield and First Litchfield Financial Corporation are deeply appreciative of his many years of valuable service; and

      WHEREAS, to facilitate his desire for early retirement, Mr. Samponaro and the Bank now wish to establish the terms of such early retirement and resolve on an amicable basis any and all issues related to his employment at the First National Bank of Litchfield, its parent and the subsidiaries of either entity or his separation from such employment;

      NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, Mr. Samponaro and the Bank, each acting of their own free will, hereby agree as follows:

      1. Mr. Samponaro hereby retires and resigns any position he may hold as an officer, director or employee of the Bank, First Litchfield Financial Corporation and the subsidiaries of such entities (collectively, the "Bank"), effective March 31, 2004, and further agrees to announce such retirement not later than the expiration of the seven (7) day period referred to in Section 12 below. Effective April 1, 2004, Mr. Samponaro shall be eligible to receive pension benefits in accordance with the provisions of the retirement plans and programs maintained by the Bank in which he has been participating. Mr. Samponaro shall be entitled to the vested benefits of the Bank's Long-term Incentive Plan as set forth in the Executive Incentive Retirement Agreement (termination without cause), including vesting of any benefits that accrue prior to his separation date. As of this date, such vested benefits total $37,401.43. The benefit will be paid in a lump sum by June 30, 2004.

      2. The Bank agrees to pay Mr. Samponaro a special severance benefit equal to his regular weekly salary during the period from April 1, 2004 through June 30, 2004, subject to the standard deductions required by law or authorized by Mr. Samponaro.

      3. The Bank agrees to allow Mr. Samponaro to remain on its group health insurance plan and to provide him individual coverage under such plan at the same cost he would have paid if he had remained actively employed. Mr. Samponaro shall remain eligible for such coverage during the period specified by COBRA, and thereafter to age 65 if permitted by the carrier.


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      4. With the exception of the retirement benefits described in Section 1 of this Agreement, and the payments and benefits described in Sections 2 and 3 of this Agreement, Mr. Samponaro expressly acknowledges that he is not entitled to any payments, benefits or compensation, in any form for any reason, from the Bank.

      5. Mr. Samponaro shall execute the Release attached as Exhibit A to this Agreement.

      6. Mr. Samponaro and the Bank shall cooperate in the orderly transfer of Mr. Samponaro's professional responsibilities, business files and personal possessions, so that his duties and responsibilities are completed or passed on to other Bank personnel by March 31, 2004.

      7. (a) The Bank and Mr. Samponaro agree that (except as required by law) they will not publish, publicize or disseminate, or cause to be published, publicized or disseminated, in any manner, the terms or contents of this Agreement to any third person, including, but not limited to any current or former Bank employee, except their respective attorney(s), tax preparer(s), or as may be required to effectuate the terms of this Agreement or comply with legal or regulatory requirements.

            (b) The Bank and Mr. Samponaro further agree that they will not make any negative statements concerning or referring to the other at any time, oral or written, to any person or entity.

            (c) Should the Bank receive any inquiries from third parties regarding Mr. Samponaro's employment with the Bank, the Bank will limit its responses to all such inquiries to Mr. Samponaro's dates of employment, title or position and wage or salary, unless Mr. Samponaro has provided the party or parties making inquiry with an express written authorization to provide further information, consistent with C.G.S. ss. 31-128a, et seq. Members of the Bank community who make inquiries shall be informed that Mr. Samponaro has left the Bank's employ after many years of valuable service to devote more time to his other interests and activities, including his family and travel. Nothing herein shall be construed to prevent Mr. Samponaro from requesting, or individual members of the faculty of the Bank from providing, personal letters of reference to other third parties, provided the Bank shall not be held responsible for the contents of any such references.

      8. The Bank and Mr. Samponaro expressly acknowledge that they will not make any claim or demand, and each of them hereby waives any rights any of them may now have or may hereafter have or claim to have, based upon any alleged oral alteration, amendment, modification or any other alleged change in this Agreement; that the validity, effect and operation of this Agreement shall be determined by the laws of the State of Connecticut; and that there is no written or oral understanding or agreement between them that is not recited herein.

      9. Except as provided otherwise in this Agreement, if any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable or ineffective in a legal forum or by operation of law, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties, except that the Bank's


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obligation to provide the benefits and make the payments specified in Sections 2 and 3 of this agreement is conditioned upon the validity and enforceability of the release referenced in paragraph 5 of this Agreement in its entirety.

      10. Mr. Samponaro affirmatively states that he has had an opportunity to consult with competent counsel before executing this Agreement and the Exhibit hereto; that he has a full understanding of the contents of this Agreement and the Exhibit hereto and the effects thereof; that with specific reference to his release of any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. ss.ss.621 et. seq. he was afforded up to twenty-one (21) days to consider this Agreement; and that if he signs this Agreement and the Exhibit hereto prior to the expiration of such twenty-one (21) days, he does so voluntarily and of his own free will.

      11. (a) Should either party commence or prosecute any action or proceeding contrary to the provisions of this Agreement, such party agrees to indemnify the other party for all costs, including court costs and reasonable attorneys' fees, incurred by the other party in the defense of such action or in establishing or maintaining the application or validity of this Agreement or the provisions thereof, to the extent allowed by applicable law.

            (b) Except as otherwise prohibited by any applicable state, federal or local law, the Bank agrees to indemnify Mr. Samponaro for all costs, including court costs and reasonable attorneys' fees incurred by Mr. Samponaro in the defense of any action against him arising out of acts or omissions undertaken by Mr. Samponaro in good faith and in the exercise of reasonable business judgment in his capacity as an officer of the Bank up to his separation date as determined under Section 1(b) above. Additionally, for a period of two
(2) years from the retirement date, the Bank shall afford Mr. Samponaro the same indemnification rights and the same insurance coverage, if any, that the Bank provides to its other officers and directors during such period.

      12. This Agreement shall not become effective or enforceable until seven
(7) days following its execution by Mr. Samponaro. Prior to the end of this seven (7) day period, Mr. Samponaro may revoke his assent to this Agreement by written notice to Joseph Greco, President and CEO of First National Bank of Litchfield.

      13. (a) Mr. Samponaro recognized and agrees that in the course of his employment with the Bank, he had been exposed to confidential information concerning the Bank including, but not limited to, existing and contemplated products, trade secrets, formulas, compilations, business and financial methods or practices, strategic plans, pricing, marketing, merchandising and selling techniques and information, customer lists, supplier lists and confidential information relating to policies and/or business strategies (hereinafter referred to as "Confidential Information"). Mr. Samponaro agrees that all such Confidential Information is and shall forever remain the sole property of the Bank. Mr. Samponaro shall keep all such Confidential Information strictly confidential, and he shall not disclose to any third party in any manner,


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either directly or indirectly, any of such Confidential Information at any time for any purpose. Further, Mr. Samponaro shall not use in any manner, either directly or indirectly, any of such Confidential Information for his own benefit or for the benefit of any third party, or for any other purpose at any time.

            (b) Mr. Samponaro acknowledges and agrees that, for a twelve (12) month period (the "Non-compete Period") following his separation date as determined by Section 1(b) above, without the prior written consent of the Bank, Mr. Samponaro may not directly or indirectly be employed by or provide services of any kind to any other bank that maintains one or more offices in Litchfield County, Connecticut. Furthermore, during the Non-compete Period, Mr. Samponaro acknowledges and agrees that he will not directly or indirectly solicit or recruit any of the Bank's employees to leave employment with the Bank. Mr. Samponaro also acknowledges and agrees that during the Non-compete Period, he will not directly or indirectly solicit or service any client or customer or prospective client or customer of the Bank to become a client or customer of any other bank that maintains one or more offices in Litchfield County, Connecticut. The parties acknowledge and agree that Section 13(b) shall be the only non-competition and non-solicitation provision applicable to Mr. Samponaro and any such other prior provisions are superseded and replace by this Section.

            (c) Mr. Samponaro understands and agrees that violation by him of any portion of this Section 13 may cause the Bank to suffer immediate, substantial and irreparable injury, and will be a sufficient basis to award injunctive relief and monetary damages to the Bank without affecting the remainder of this Agreement.

      14. The Bank and Mr. Samponaro expressly acknowledge that they will not make any claim or demand and each of them hereby waives any rights any of them may now have or may hereafter have or claim to have, based upon any alleged oral alteration, amendment, modification or any other alleged change in this Agreement; that the validity, effect and operation of this Agreement shall be determined by the laws of the State of Connecticut; and that there is no oral understanding or agreement between them that is not recited herein.

      15. The Change in Control Agreement between Mr. Samponaro and the Bank shall expire effective [June 30, 2004]. This section shall be deemed to be an amendment pursuant to the provisions of such Change in Control Agreement.


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